EXHIBIT 5

Meretsky Law Firm Barristers & Solicitors
121 King Street West, Suite 2150, Toronto, Ontario, Canada M5H 3T9
Tel: (416) 943-0808 Fax: (416) 943-0811 www.meretsky.com

May 14, 2019

Sphere 3D Corp.
895 Don Mills Road
Building 2, Suite 900
Toronto, Ontario, M3C 1W3
Canada

Dear Sirs/Mesdames:

Re:	Registration of 336,119 common shares of Sphere 3D Corp.

We have acted as Canadian special counsel to Sphere 3D Corp., a corporation amalgamated under the Business Corporations Act (Ontario) (the "Company"), in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), filed on or about the date hereof with the United States Securities and Exchange Commission, of:

(a)     100,000 common shares of the Company (the “RSU Shares”) to be issued pursuant to inducement restricted share units granted under a restricted stock unit award agreement entered into between the Company and an employee of the Company (the “RSU Agreement”); and

(b)      236,119 common shares of the Company (the "PIP Shares”, together with the RSU Shares are referred to as the “Registration Shares") to be issued pursuant to awards granted or that may be granted under the Company's 2015 Performance Incentive Plan (the "2015 PIP").

For the purposes of this opinion, we have examined a form of restricted stock unit award agreement (the “Form of RSU Agreement”) as well as a copy of the 2015 PIP. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the "Corporate Documents"):

(a)	the certificate and articles of amendment of the Company;

(b)	the by-laws of the Company;

(c)	certain resolutions of the Company's directors and shareholders; and

(d)	a certificate of an officer of the Company (the "Officer's Certificate").

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have relied upon the Corporate Documents without independent investigation of the matters provided for therein for the purpose of providing our opinion expressed herein.

In examining all documents and in providing our opinion expressed herein we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(e)

all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Company including, without limitation, the Officer's Certificate, are complete, true and accurate;

(f)	the RSU Shares will be issued pursuant to a RSU Agreement, which is or will be in all material respects in the form of the Form of RSU Agreement.

Our opinion is expressed only with respect to the laws of the Province of Ontario (the "Jurisdiction") and the laws of Canada applicable therein. Any reference to the laws of the Jurisdiction includes the laws of Canada that apply in the Jurisdiction.

Our opinion is expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion, nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Where our opinion refers to any of the Registration Shares as being issued as being "fully-paid and non-assessable", such opinion assumes that all required consideration (in whatever form) has been paid or provided and no opinion is expressed as to the adequacy of any such consideration paid or provided.

Based and relying upon the foregoing, we are of the opinion that the Registration Shares have been validly authorized and reserved for issuance pursuant to the RSU Agreement or the 2015 PIP, as applicable, and will, when issued in accordance with such authorization and the terms of the RSU Agreement or the 2015 PIP, as applicable, be validly issued as fully paid and non-assessable common shares of the Company.

This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Registration Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours truly,

/s/ Meretsky Law Firm
Meretsky Law Firm